[PHAR-MOR LOGO HERE]                              Phar-Mor, Inc.
                                                  20 Federal Plaza West
                                                  P.O. Box 400
                                                  Youngstown, Ohio  44501-0400

                                                  330-740-2020
                                                  330-740-2985 FAX

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FOR IMMEDIATE RELEASE
---------------------

         PHAR-MOR, INC. APPOINTS SANKAR KRISHNAN AS SENIOR VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER

     YOUNGSTOWN, OHIO, MAY 20, 1997 - Phar-Mor, Inc. (PMOR:NASDAQ) announced today the promotion, effective June 12, 1997, of Sankar Krishnan to Senior Vice President and Chief Financial Officer.

     Robert Haft, Chairman and Chief Executive Officer stated: "Mr. Krishnan has been a tremendous resource to Phar-Mor and his new challenge is to help take our company to a higher level of success and profitability."

     Mr. Krishnan joined the company in 1993 as Vice President and Controller. He has previously served as Chief Financial Officer of Lord and Taylor and Macy's-Bamburger's and was a member of the Macy's leveraged buyout group. He has had extensive involvement in Phar-Mor's computer systems development, financial restructuring, inventory management and pharmacy programs. Mr. Krishnan, 50, has a Bachelor's of Technology degree from the University of Madras, India and a Master's degree in Applied Science from the University of Waterloo, Ontario, Canada.

     Mr. Krishnan succeeds Daniel J. O'Leary who, on May 13, 1997, terminated his employment effective June 12, 1997 claiming a reduction in his position
"below the level of a senior officer."   The Company intends to seek binding
arbitration to resolve any such contractual issues. Mr. Haft commented: "Dan O'Leary shared his extensive knowledge of drug store retailing, guided our financial affairs including successfully emerging from bankruptcy and going public, provided direction and leadership, and has been a valuable member of our team. We appreciate his efforts and wish him well in any future endeavor."

    Phar-Mor, Inc. is retail drug store chain with 103 stores in 18 states. The Company's common stock is traded on the NASDAQ National Market under the symbol "PMOR."

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Contact:  Gary Holmes
         (212) 484-7736